Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Getty Images Holdings, Inc. Earn Out Plan, the Getty Images Holdings, Inc. 2022 Employee Stock Purchase Plan, and the Getty Image Holdings, Inc. 2022 Equity Incentive Plan of our report dated March 15, 2022, with respect to the consolidated financial statements of Griffey Global Holdings, Inc. included in Amendment No. 1 to the Registration Statement (Form S-1) of Getty Images Holdings, Inc. dated September 1, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

September 26, 2022